SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): October 17, 2003

                                UCAP Incorporated

        Colorado                      0-27480               84-1325695
----------------------------  ------------------------   -------------------
(State or other jurisdiction  (Commission File ID No.)   (IRS Employer No.)
of incorporation)

                        Suite 700, 14001 E. Iliff Avenue
                                Denver, CO 80014
                    (Address of principal executive offices)

                                 (303) 696-1700
              (Registrant's telephone number, including area code)

          (Former name or former address, if changed since last report)

Item 5.  Other Events

         On October 15, 2003, The Company failed to timely file its Transition Report on Form 10-KSB for the year ended June 30, 2003, and the Company is currently unable to estimate when its 10-KSB will be filed. As previously disclosed, the Company recently engaged Richey, May & Co. ("RMC") as its independent auditors to perform the audit of the Company's financial statements for the nine-month transition period ended June 30, 2003. In the process of performing their audit work, RMC has determined that additional working paper verification and involvement of the prior auditors will be required due to the transition and change in year end.

         Management believes that the earnings guidance previously furnished by the Company will not be met as a result of certain events, including but not limited to, the appointment of a Receiver from March 2003 through May 2003, as previously reported by the Company in current reports on Form 8-K, filed with the Securities and Exchange Commission on March 13, 2003 and May 2, 2003, and a general economic downturn in the mortgage banking industry.

         The Company's Board of Directors has appointed Dan Moudy as the interim Chief Executive Officer and Lynn Bradley as the interim Chief Financial Officer, both who have previously served in such positions with the Company, to replace Jim Farmer and Keith Miller, respectively, who were terminated by the Board of Directors on October 15, 2003. The Board of Directors has not determined whether to seek new candidates to replace the interim CEO and CFO or to appoint the interim CEO and CFO on a non-interim basis.

         Three members of the Board of Directors of the Company, Robert E. Altenbach, Lee Hastings and Joseph McAdams, have resigned from the Board during the last ninety days. In addition, Jim Farmer was removed from the Board of Directors on October 15, 2003. Only Mr. McAdams, who served on the Audit Committee, served as a member of any of the Committees of the Board. To date, the Company has not replaced any of the directors who have resigned, and is currently seeking candidates for the Board of Directors and the Audit Committee to replace the members that have resigned.

Item 7.       Financial Statements and Exhibits.

              (c)      Exhibits

                        None


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

                                          UCAP Incorporated
                                          (Registrant)


Dated:  October 17, 2003                  By:   / s / Lynn Bradley
                                          -------------------------------------
                                          Lynn Bradley, Chief Financial Officer


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